Exhibit 99.1

STARFISH SOFTWARE, INC.

Report of Independent Accountants

To the Board of Directors and Shareholder of

Starfish Software, Inc.:

In our opinion, the accompanying balance sheet and the related statements of operations, shareholders’ deficit and cash flows present fairly, in all material respects, the financial position of Starfish Software, Inc. at December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/     PRICEWATERHOUSECOOPERS LLP

San Jose, California

May 23, 2003

Starfish Software, Inc.

Balance Sheet

(In thousands, except per share amounts)

December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$199
Accounts receivable	478
Accounts receivable from related party	265
Unbilled revenue	334
Deferred costs	528
Other current assets	68

Total current assets	1,872
Property and equipment, net	180

Total assets	$2,052

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$218
Accrued liabilities	3,393
Borrowings from related party (Note 6)	1,002
Deferred revenue	2,327

Total current liabilities	6,940

Commitments and contingencies (Note 7)
Shareholders’ deficit:
Common Stock: $0.01 par value; 1,000 shares authorized, issued and outstanding	19,717
Accumulated deficit	(24,605)

Total shareholders’ deficit	(4,888)

Total liabilities and shareholders’ deficit	$2,052

The accompanying notes are an integral part of these financial statements.

Starfish Software, Inc.

Statement of Operations

(In thousands)

Year Ended December 31, 2002
Revenue:
License revenue	$90
License revenue – related party	2,492
Service revenue	2,702
Service revenue – related party	697

Total revenue	5,981

Cost and operating expenses:
Cost of service revenue	2,808
Cost of service revenue – related party	2,317
Research and development	3,418
Sales and marketing	5,413
General and administrative	2,811
Restructuring and other charges	2,506

Total cost and operating expenses	19,273

Operating loss	(13,292)
Other income, net	52

Net loss	$(13,240)

The accompanying notes are an integral part of these financial statements.

Starfish Software, Inc.

Statement of Shareholders’ Deficit

(In thousands)

	Common Stock		Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance at December 31, 2001	1,000	$19,717	$(11,365)	$8,352
Net loss	—	—	(13,240)	(13,240)

Balance at December 31, 2002	1,000	$19,717	$(24,605)	$(4,888)

The accompanying notes are an integral part of these financial statements.

Starfish Software, Inc.

Statement of Cash Flows

(In thousands)

Year Ended December 31, 2002
Cash flows from operating activities:
Net loss	$(13,240)
Adjustments to reconcile net loss to net cash used in operating activities:
Restructuring and other charges	2
Depreciation and amortization	374
Changes in current assets and liabilities:
Accounts receivable	(179)
Accounts receivable from related party	374
Unbilled revenue	10
Deferred costs	4
Other current assets	12
Accounts payable	18
Accrued liabilities	2,423
Deferred revenue	1,334

Net cash used in operating activities	(8,868)

Cash flows from investing activities:
Purchase of property and equipment	(114)

Net cash used in investing activities	(114)

Cash flows from financing activities:
Borrowings from related party	1,002

Net cash provided by financing activities	1,002

Net decrease in cash and cash equivalents	(7,980)
Cash and cash equivalents at beginning of year	8,179

Cash and cash equivalents at end of year	$199

The accompanying notes are an integral part of these financial statements.

Starfish Software, Inc.

Notes to Financial Statements

1.	The Company and Summary of Significant Accounting Policies

The Company

Starfish Software, Inc. (the “Company”) was incorporated in California in March 1994. In September 1998, the Company was acquired by Motorola, Inc. as a wholly owned subsidiary. The Company specializes in developing and licensing end-to-end mobility infrastructure solutions. These solutions include its TrueSync technology platform, which is based on tightly integrated components comprising server, desktop and device software for wireless and wireline synchronization. This platform when integrated into an electronic device allows users to enter information once and access the data from any other electronic device. The Company’s products enable customers to eliminate the cost and complexity associated with multiple vendor implementations. As a complement to its product offering, the Company also offers implementation services, training, software maintenance and technical services. The Company markets its products and services through its direct sales force. The Company operates in one industry segment.

The Company has sustained losses and negative cash flows from operations. At December 31, 2002, the Company had an accumulated deficit of $24,605,000. Management expects operating losses and negative cash flows to continue for the foreseeable future and anticipates that losses will decrease from current levels as the Company has restructured its operations and significantly reduced its work force over the past year. Management also plans to further seek other available options to fund the Company’s future operating and capital needs, including obtaining additional debt or equity financing arrangements. Failure to generate sufficient revenues, raise additional capital or reduce certain discretionary spending in the future could have a material adverse effect on the Company’s ability to continue as a going concern and to achieve its intended business objectives. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates its estimates, including those related to uncollectible receivables, restructuring costs and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Starfish Software, Inc.

Notes to Financial Statements (Continued)

Revenue recognition

Revenue is derived from software licenses and related services, which include implementation and integration of software solutions, post contract support, training and consulting.

Transactions involving the sale of software products are accounted for under the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 97-2, “Software Revenue Recognition”, as amended by SOP No. 98-9, “Modification of 97-2, Software Revenue Recognition with Respect to Certain Transactions.” For contracts with multiple elements, and for which vendor-specific objective evidence of fair value for the undelivered elements exists, revenue is recognized for the delivered elements based upon the residual contract value as prescribed by SOP No. 98-9. The Company has accumulated relevant information from contracts to use in determining the availability of vendor-specific objective evidence and believes that such information complies with the criteria established in SOP No. 97-2 as follows:

•	Customers are required to pay separately for annual maintenance. Optional stated future renewal rates are included as a term of the contracts. The Company uses the renewal rate as vendor-specific objective evidence of fair value for maintenance.

•	The Company charges standard hourly rates for consulting services, when such services are sold separately, based upon the nature of the services and experience of the professionals performing the services.

•	For training, the Company charges standard rates for each course based upon the duration of the course, and such courses are separately priced in contracts. The Company has a history of selling such courses separately.

Revenue from license fees is recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred, no significant Company obligations with regard to implementation or integration exist, the fee is fixed or determinable and collectibility is probable. Arrangements for which the fees are not deemed probable for collection are recognized upon cash collection. Arrangements for which the fees are not deemed fixed or determinable are recognized in the period they become due. Payments from customers received in advance of revenue recognition are recorded as deferred revenue.

Services revenue primarily comprises revenue from consulting fees, maintenance contracts and training. Services revenue from training is recognized as the service is performed. Maintenance contracts include the right to unspecified upgrades and ongoing support. Maintenance revenue is deferred and recognized ratably as services are provided over the maintenance period.

License and services revenue on contracts involving significant implementation, customization or services, that are essential to the functionality of the software is primarily

Starfish Software, Inc.

Notes to Financial Statements (Continued)

accounted for using the completed contract accounting. Completed contract accounting is used in situations where the technical requirements of a project are so complex or are so dependent on the development of new technologies or the unique application of existing technologies that the Company’s ability to make reasonable estimates is in doubt. Costs are capitalized during the project as deferred costs for the completed contract method of accounting and expensed at its completion along with the recognition of revenue. The Company recognizes revenue from completed contracts upon customer acceptance as evidenced by a written customer acknowledgement, the passage of a contractually defined time period or the customer’s use of the system in a live operating environment (“go-live date”). When the Company sells additional licenses, revenue is recognized after the go-live date if the products or seats have been delivered and no remaining obligations exist.

Revenue under minimum guaranteed royally arrangements, which are not subject to future obligations, is recognized when such royalties are earned and become payable. Royalty revenue that is subject to future obligations is recognized when such obligations are fulfilled. Royalty revenue that exceeds minimum guarantees is recognized in the period earned.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2002, $18,000 of money market funds, the fair value of which approximates costs, was included in cash and cash equivalents.

Concentration of credit risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, trade accounts receivable, and short-term borrowings. The Company places its cash and cash equivalents primarily in money market accounts. At December 31, 2002, the Company held its depository accounts with a high credit quality financial institution in the United States. Deposits with this institution may exceed the amount of insurance provided on such deposits. The Company has not historically experienced any losses on deposits held at this institution. The Company, by policy, limits the amount of credit exposure for cash equivalents and investments to any one issuer.

Accounts receivable are typically unsecured and are derived from revenues from license, service and royalty agreements with customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable. To date, the Company has not experienced any material losses from uncollectible accounts receivable. The Company believes that no allowance for uncollectible accounts was necessary at December 31, 2002.

For the year ended December 31, 2002, Motorola, the parent company, accounted for 53% of the Company’s total revenue. One other customer represented 36% of the Company’s total revenue.

At December 31, 2002, Motorola accounted for 25% and three other customers accounted for 31%, 21% and 14% of total accounts receivable and unbilled balances.

The Company’s revenue is generally denominated in United States dollars. The Company does not undertake any foreign currency hedging activities.

Starfish Software, Inc.

Notes to Financial Statements (Continued)

Deferred Costs

The Company’s deferred costs of $528,000 at December 31, 2002 relate to capitalized costs under the completed contract method of accounting, as described above.

Capitalized software development costs

Software development costs incurred prior to the establishment of technological feasibility are included in research and development and are expensed as incurred. The Company defines establishment of technological feasibility at the point which product reaches beta (testing for errors and usability of interface). Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” if material. To date, all software development costs have been expensed as incurred.

Property and equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of three years, or in case of leasehold improvements, the shorter of the remaining term of the lease or useful life of the improvements. Repair and maintenance costs are expensed as incurred. Gains and losses on disposals are recognized in operations in the period realized.

Long-lived assets

The Company evaluates the recoverability of its long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Under this standard, the Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors which are considered important that could trigger an impairment include, but are not limited to:

•	Significant under performance relative to expected historical or projected future operating results;

•	Significant changes in the manner of the Company’s use of the acquired assets or the strategy for its overall business;

•	Significant negative industry or economic trends;

Starfish Software, Inc.

Notes to Financial Statements (Continued)

•	A current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

Based upon the existence of one or more of the above indicators of impairment, the Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by the Company’s management to be commensurate with the risk inherent in its current business model. As of December 31, 2002, no impairments were assessed.

Advertising Expense

Advertising expense is recorded as incurred. Advertising costs, which are included in sales and marketing expense, were approximately $53,000 for the year ended December 31, 2002.

Income Taxes

The operations of the Company are included in the consolidated federal income tax return of Motorola. The Company’s income taxes are calculated as if the Company were a separate taxpayer, in accordance with SFAS No. 109, “Accounting for Income Taxes.” Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. As of December 31, 2002, a full valuation allowance has been recorded to reduce the carrying amount of the net deferred tax asset to zero, based on management’s conclusion that the deferred tax assets are not more likely than not to be realizable on a separate company basis. No income tax was paid for the year ended December 31, 2002.

Stock-Based Compensation

Employees of the Company have participated in one or more stock option plans sponsored by Motorola. Motorola and the Company apply the intrinsic value-based method of accounting for stock issued to employees to account for the fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, Motorola and the Company have elected to continue to apply the intrinsic value-based method of accounting described above, and have adopted the disclosure requirements of SFAS No. 123.

Starfish Software, Inc.

Notes to Financial Statements (Continued)

The pro forma effects to the Company’s’ net loss of using the fair value-based method of accounting for the stock options attributed to the Company’s employees would have been as follows (in thousands):

Year Ended December 31, 2002
Net loss as reported	$(13,240)
Less: Stock-based employee compensation expense determined under fair value-based method	(65)

Pro forma net loss	$(13,305)

The weighted-average fair value of options granted was $5.04 for 2002. The fair value of each option is estimated at the date of grant using a modified Black-Scholes option pricing model, with the following weighted-average assumptions for 2002: dividend yield of 1.3%, expected volatility of 45.1%; risk-free interest rate of 3.8%; and expected lives of 5 years for each grant.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a company from transactions, other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. There is no difference between net loss and comprehensive loss for the Company for all periods presented.

Recent accounting pronouncements

In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets to be held and used, to be disposed of other than by sale and to be disposed of by sale. Although the statement retains some of the requirements of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” it supersedes SFAS No. 121 and Accounting Principles Board (APB) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for the Disposal of a Segment of a Business.” SFAS No. 144 requires that long-lived assets to be disposed of by sale, including in continued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 also broadens the reporting requirements of discontinued operations to include all components of an entity that have operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. SFAS No. 144 also amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary.

Starfish Software, Inc.

Notes to Financial Statements (Continued)

The Company adopted the statement effective January 1, 2002. The adoption did not have a material impact on the Company’s financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Exit or Disposal Activities.” SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under the Emerging Issues Task Force (EITF) No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The scope of SFAS No. 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. The Company adopted SFAS No. 146 effective January 1, 2003. The effect on adoption of SFAS No. 146 changes on a prospective basis the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred. The adoption did not have a material effect on the Company’s financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees Including Guarantees of Indebtedness of Others.” FIN No. 45 addresses the disclosures to be made by a company in its interim and annual financial statements regarding its obligations under certain guarantees that it has issued. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations does not apply to product warranties or to guarantees accounted for as derivatives. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of the Company’s year-end, and the disclosure requirements are effective for financial statements of interim or annual periods that end after December 15, 2002. The Company’s adoption of FIN No. 45 did not have a material impact on its financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-

Starfish Software, Inc.

Notes to Financial Statements (Continued)

based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The Company adopted the disclosure provisions of this statement in December 2002. The Company’s results of operations and financial position were not affected by the initial adoption of this new standard.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. A variable interest entity often holds financial assets, including loans or receivables, real estate or other property. A variable interest entity may be essentially passive or it may engage in research and development or other activities on behalf of another company. FIN No. 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company has evaluated the provisions of FIN No. 46 and determined that it does not have any variable interest entities. Accordingly, the Company does not expect its adoption of FIN No. 46 to have a material impact on its financial position and results of operations.

2.	Balance Sheet Components

Property and equipment, net, consist of the following (in thousands):

December 31, 2002
Computer equipment and software	$1,710
Furniture and fixtures	198
Leasehold improvements	37

1,945
Less: Accumulated depreciation and amortization	(1,765)

$180

At December 31, 2002, the Company had no equipment under capital lease. The depreciation and amortization expense for the year ended December 31, 2002 was $374,000.

Starfish Software, Inc.

Notes to Financial Statements (Continued)

Accrued liabilities consist of the following (in thousands):

December 31, 2002
Payroll related accruals	$1,550
Restructuring accrual (Note 5)	1,778
Other	65

$3,393

3.	Related Party Transactions

The Company provides technology-licensing services to Motorola, its parent company, in the normal course of business. For the year ended December 31, 2002, the Company recognized revenues of $3,189,000 from Motorola. At December 31, 2002, amounts due from Motorola were $265,000.

Refer to Note 6 below for information on line of credit agreement with Motorola.

4.	Income Taxes

No provision or benefit for income taxes has been recognized for the 2002 year. As of December 31, 2002 the Company was a wholly owned subsidiary of the Motorola group and joined in the filing of a consolidated federal return with that group. The Company has accounted for income taxes for the year presented on a separate company basis.

Net operating losses generated by the Company have been fully utilized by the Motorola consolidated group and the Company has not been compensated for the tax benefit of those losses. Therefore, the Company has no net operating loss carryforwards.

The provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34% to income (loss) before taxes as follows:

December 31, 2002
Federal statutory rate	-34.00%
Losses utilized by the Motorola group without compensation to the Company	34.00%

0.00%

Starfish Software, Inc.

Notes to Financial Statements (Continued)

Deferred tax assets (liabilities) consist of the following:

December 31, 2002
Deferred tax assets (liabilities):
Fixed assets	$558,909
Accruals and reserves	1,050,489
Restructuring reserves	1,058,812

Total	2,668,210
Less: Valuation allowance	(2,668,210)

Net deferred tax assets	$—

Based on the available objective evidence, management believes it is not more likely than not that the net deferred tax assets of the Company will be fully realizable. Accordingly, a full valuation allowance has been recorded to reduce the carrying amount of the net deferred tax assets to zero as of December 31, 2002.

5.	Restructuring and Other

During the fourth quarter of 2002, the Company implemented a restructuring program in an effort to reduce costs that were not integral to the Company’s overall strategy, to increase operational efficiencies, and to better align its expense levels with current revenue level. The following table summarizes the restructuring charges and the related activities for the year ended December 31, 2002 (in thousands):

	Employee Related Costs	Other Costs	Total
Restructuring provision	$2,433	$73	$2,506
Noncash charges	—	(2)	(2)
Cash payments	(726)	—	(726)

Balance at December 31, 2002	$1,707	$71	$1,778

Starfish Software, Inc.

Notes to Financial Statements (Continued)

Employee related costs primarily consisted of severance payments and fringe benefits for affected employees. Approximately 79% of the Company’s then total workforce or approximately 85 full-time equivalent positions were terminated in January 2003. This reduction, affecting various departments of the Company, but mostly engineering and professional services, brought the number of the Company’s workforce down to 23 full-time employees. Payments of employee-related expenses were expected to be completed by first quarter of 2003.

The Company also incurred other restructuring charges of $35,000 for write-off of assets to be taken out of service and $38,000 for vacating office space as a result of the reduction in workforce. Of the $73,000 total other costs, $71,000 remained unused as of December 31, 2002.

The Company anticipated that the remaining restructuring accrual of $1,778,000, classified as “Accrued Liabilities” in the balance sheet as of December 31, 2002, would be paid by March 2003.

6.	Related Party Borrowings

The Company’s borrowings under a line of credit with Motorola, its parent company, includes the following (in thousands):

December 31, 2002
Revolving credit line, 1.6% rate, payable on demand	$1,002
Less: Current portion of borrowings	(1,002)

Long-term portion of borrowings	$—

In October 2002, the Company entered into an uncommitted revolving advance facility with Motorola under which it can borrow up to $5,000,000. Borrowings under the revolving credit line bear interest at a per annum rate equal to the U.S. Dollar LIBOR 1 Month BBA Fixing Rate, as published by the Reuters information service on page ISDA, plus 25 basis points, or such other reference rate as the parties to the agreement may mutually agree. There are no covenant requirements associated with the agreement. All or part of any outstanding principal amount plus accrued interest thereon shall be repaid within three business day of receipt of written demand for repayment by Motorola. The Company may prepay all or part of the outstanding principal amount plus accrued interest thereon without penalty or premium. Under the agreement, $1,002,000 was outstanding as of December 31, 2002. Refer to Note 12 for subsequent events.

Starfish Software, Inc.

Notes to Financial Statements (Continued)

7.	Commitments and Contingencies

Lease

The Company leased its office facility located in Scotts Valley, California under operating lease that expired in November 2002 and that was consequently renewed for two months until January 2003. Future minimum lease commitment consisted of the one-month rent remaining on the lease amounting to approximately $100,000 as of December 31, 2002. The lease has provided for escalating lease payments.

Total rent expense was approximately $943,000 for the year ended December 31, 2002.

Warranties

The Company generally provides a warranty for its software products and services to its customers for a period of 60 days. The Company’s software products’ media are generally warrantied to be free of defects in materials and workmanship under normal use and the products are also generally warrantied to substantially perform as described in certain Company documentation. The Company’s services are generally warrantied to be performed in a professional manner and to conform materially to the specifications set forth in a customer’s signed contract. In the event there is a failure of such warranties, the Company generally corrects or provides a reasonable work around or replacement product. The Company believes such obligations do not significantly affect the Company’s financial position or results of operations.

The Company accrues for warranty expenses at the time revenue is recognized and maintains a warranty accrual for the estimated warranty obligation based upon the relationship between historical and anticipated costs. In other instances, additional amounts are recorded when such costs are probable and can be reasonably estimated. The Company has not experienced any material issues regarding warranty. The warranty accrual is reviewed at least quarterly. Accordingly, the Company assessed the level of warranty reserve as of December 31, 2002 and determined that no warranty reserve was necessary.

Indemnification Obligations

On certain occasions, the Company provides to its customers intellectual property indemnification, subject to certain limitations, in its arrangements for the Company’s software products or services. Typically these obligations provide that the Company will indemnify, defend and hold the customers harmless against claims by third parties that its software products or services infringe upon the copyrights, trademarks, patents or trade secret rights of such third parties. As of December 31, 2002, no such claim has been made by any third party with regard to the Company’s software products or services. The recognition of a separate liability reserve for indemnification obligations was not considered necessary.

Starfish Software, Inc.

Notes to Financial Statements (Continued)

8.	Common Stock

The Company has 1,000 shares of common stock, par value $0.01 per share, issued and outstanding, all of which are owned by Motorola as of December 31, 2002.

9.	Stock Option Plans

Eligible employees of the Company have been granted stock options of Motorola under its stock option plans, including:

•	Motorola Amended and Restated Incentive Plan of 1998
•	Motorola Omnibus Incentive Plan of 2000
•	Motorola Compensation/Acquisition Plan of 2000
•	Motorola Omnibus Incentive Plan of 2002

Motorola and the Company apply APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized related to stock option grants since the intrinsic value of stock options awarded is zero at the date of grant.

Under the above stock option plans, options to acquire shares of Motorola’s common stock have been made available for grant to certain employees, non-employee directors and to existing option holders in connection with the merging of option plans following an acquisition. Each option granted has an exercise price of 100% of the market value of the common stock on the date of grant. The majority of the options have a contractual life of 10 years and vest and become exercisable at 25% increments over four years. Upon the occurrence of a change in control, each stock option outstanding on the date on which the change in control occurs will immediately become exercisable in full.

Motorola, upon its acquisition of Starfish in 1998, assumed certain options granted previously to employees of the Company (the “acquired options”) under the following former stock option plans of the Company:

•	1995 Stock Option Plan
•	1997 Stock option Plan

The acquired options were adjusted to effectuate the conversion under the terms of the purchase agreement between Motorola and the Company. The acquired options generally became exercisable over a four-year period and generally expire ten years from the date of grant. No additional options were granted under these plans.

Starfish Software, Inc.

Notes to Financial Statements (Continued)

Stock option activity pertinent to the employees of the Company under the relevant plans of Motorola is presented as follows:

	Outstanding Options
	Number of Shares (In thousands)	Range of Price Per Share	Weighted Average Exercise Price Per Share
Balance at December 31, 2001	245	$0.25–$52.13	$5.42
Options granted	8	$14.44	$14.44
Options exercised	(56)	$0.25–$3.53	$2.13
Options canceled	(54)	$13.75–$52.13	$35.23

Balance at December 31, 2002	143	$0.25–$28.41	$3.85

The following table summarizes information about stock options pertinent to the employees of the Company at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding (In thousands)	Average Remaining Contractual Life (In years)	Weighted- Average Exercise Price	Number Exercisable (In thousands)	Weighted-Average Exercise Price
$ 2.02–$2.77	103	0.7	$1.26	103	$1.26
$ 3.53	10	0.2	$3.53	10	$3.53
$11.60	27	3.4	$11.60	27	$11.60
$28.41	3	7.9	$28.41	3	$28.41

	143		$3.85	143	$3.85

10.	Employee 401(k) Plan

The Company has adopted a plan to provide retirement and incidental benefits for its employees. As allowed under Section 401(k) of the Internal Revenue Code, the 401(k) plan provides tax-deferred salary deductions for eligible employees. Employees may elect to reduce their current compensation by up to the statutory prescribed limit and have the amount of such reduction contributed to the 401(k) plan. The Company may make discretionary contributions to the 401(k) Plan on behalf of eligible employees contributing to the 401(k) plan. Employees are immediately vested in such contributions. At the direction of each employee participant, the trustee of the 401(k) plan invests the contributions to the 401(k) plan in selected investment options. The Company did not make contributions to the 401(k) plan during 2002.

Starfish Software, Inc.

Notes to Financial Statements (Continued)

11.	Business Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available that is evaluated by the chief operating decision maker or decision-making group to make decisions about how to allocate resources and assess performance. The Company’s chief operating decision maker is the chief executive officer. To date, the Company has reviewed its operations principally in a single segment. The chief operating decision maker assesses performance based on revenues and operating profit generated by this segment.

The Company operates in a single industry segment encompassing the development, marketing and support of mobile data synchronization and wireless connectivity management solutions. The Company markets its products to customers primarily in North America, Europe and Asia. The Company’s customer base consists primarily of corporate organizations, systems integration organizations, and large original equipment manufacturers (OEMs) in the wireless services, enterprise software and mobile device hardware industries.

Revenue is attributed to regions based on the location of customers. Revenue information by geographic region is as follows (in thousands):

United States	$5,841
International	140

Total revenue	$5,981

Approximately $3,189,000 of revenue from the United States is revenue from Motorola, the parent company. All of the Company’s long-lived assets are in the United States.

12.	Subsequent Events

In January 2003, the Company entered into retention bonus agreements with its employees under which each employee was entitled, subject to exceptions, to receive a bonus (1) if the employee would be actively employed with the Company through and including June 30, 2003 or (2) if prior to that time the Company would terminate the employee’s employment as a result of a reduction in force or restructuring.

In January 2003, the Company drew down an additional $3.5 million from its line of credit with Motorola. The proceeds were used to fund its operations and recently implemented restructuring program. In March 2003, in full settlement of its $4.5 million line of credit borrowings, the Company assigned without recourse an account receivable to Motorola in the amount of approximately $750,000 and granted Motorola a royalty-free right to use the Company’s software.

On March 27, 2003 the entire share capital of the Company was acquired by Pumatech, Inc. Total consideration for the acquisition included cash of approximately $1.7 million. The transaction is subject to a purchase price adjustment for finalized working capital and certain third-party expenses. The Company will operate as a wholly-owned subsidiary of Pumatech.